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                                  EXHIBIT 99.1

Home Security International Inc. reports completion of Sale of 49% of Ness Security and Retail Consumer Support Agreement.

Sydney, Australia, Friday, 22 December 2000. - Home Security International, Inc (Amex: HSI) announced that it had completed the sale of 49% of its subsidiary, Ness Security Products Pty Limited ("Ness") to HIH Insurance.

The completion of the previously announced sale of 49% of Ness will reduce the Company's debt by AUD $13 million in relation to:

a) The FAI note representing vendor finance for the Company's purchase of FAI Finance Corporation Pty Limited in 1997, and

b)  Short term financing provided by HIH Insurance.

The Company has received the AUD $4.5 million cash component due under the sale agreement. A further AUD $2.5 million in cash will be received by the Company in January 2001.

FAI Finance Corporation ("FFC"), a wholly owned subsidiary of HIH Insurance, has agreed to provide the Company with retail consumer finance support to a limit of AUD $100 million. The completion of this agreement maintains and confirms the Company's access to a relationship that will facilitate the continued finance of its security package in Australia. The completion of the above transaction will facilitate a lump sum payment to the Company of approximately AUD $2.7 million in cash by FFC relating to the terms of the facility.

The Company also reported that it had recommenced discussions with a major corporation within the security industry in relation to forming a strategic alliance within the residential security market. There is no assurance that any alliance will be made.

The Company is continuing in its efforts to consolidate its operations and reduce overhead. As part of this consolidation process the Company has moved its operations to premises leased by its 51% owned subsidiary, Ness, in Sydney Australia. The Company expects its operating losses to continue.

HSI has included forward-looking statements concerning its business in this press release. These forward-looking statements are subject to certain risks and uncertainties including those contained in the Form 10-Q dated 14 November 2000, that could cause actual results to differ materially from those projected. Home Security International, Inc. expressly disclaims any obligation to release publicly any updates or revisions to such forward-looking statements to reflect any change in expectations.